EXHIBIT 99.1

[GENCORP LOGO]

News Release

Investor Contact:	Yasmin Seyal
senior vice president & chief financial officer
916-351-8585

Press Contact:	Linda Beech Cutler
vice president, corporate communications
916-351-8650

For Immediate Release

GenCorp Announces Plans for an Offering
of $100,000,000 of Contingent Convertible Subordinated
Notes Due 2024

SACRAMENTO, Calif., — January 12, 2003 — GenCorp Inc. (NYSE: GY) announced today that it is seeking to raise, subject to market and other conditions, $100,000,000 through a private placement of contingent convertible fixed rate subordinated notes. The Company may raise up to an additional $25 million if one of the initial purchasers exercises its option to purchase additional notes. The Company intends to use the proceeds from the private placement to repay outstanding indebtedness under its revolving credit facility, to prepay the payments that would otherwise be required in 2004 under its Term Loan A and for general corporate purposes.

The notes will be convertible into shares of the Company’s common stock upon the happening of certain events and will mature in 2024.

These securities have not been registered under the Securities Act of 1933, as amended, and may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements of the Securities Act.

This press release does not constitute an offer to sell or the solicitation of an offer to buy these securities, nor will there be any sale of these securities in any jurisdiction where such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of such jurisdiction. The statements in this press release regarding the timing of the proposed offering and any other future aspects relating to the proposed offering and other statements which are not historical facts are forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve risks and uncertainties, including, but not limited to, market conditions and the price and market for the securities proposed to be offered.

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